Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Neumora Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share, issuable pursuant to the exercise of outstanding options granted under the Blackthorn 2015 Equity Incentive Plan	Rule 457(h)	184,606(2)	$10.10(3)	$1,864,521	$0.0001102	$206

Equity	Common stock, $0.0001 par value per share, issuable pursuant to the exercise of outstanding options granted under the 2020 Equity Incentive Plan	Rule 457(h)	13,177,864(4)	$5.14(5)	$67,734,221	$0.0001102	$7,465

Equity	Common stock, $0.0001 par value per share, reserved for future issuance under the Registrant’s 2023 Incentive Award Plan	Rule 457(c) and Rule 457(h)	16,373,061(6)(7)	$17.00(8)	$278,342,037	$0.0001102	$30,674

Equity	Common stock, $0.0001 par value per share, reserved for future issuance under the Registrant’s Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	1,526,984(9)(10)	$14.45(11)	$22,064,919	$0.0001102	$2,432

Total Offering Amounts					$370,005,698		$40,775

Total Fee Offsets(12)							$ —

Net Fee Due							$40,775

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the common stock of Neumora Therapeutics, Inc. (the “Registrant”) that become issuable under the Blackthorn 2015 Equity Incentive Plan (the “2015 Plan”), the 2020 Equity Incentive Plan (the “2020 Plan”), the 2023 Incentive Award Plan (the “2023 Plan”) and the 2023 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)  Represents shares of common stock issuable upon the exercise of stock options granted under the 2015 Plan.

(3)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $10.10, which is the weighted-average exercise price for stock options outstanding under the 2015 Plan as of the date of this Registration Statement.

(4)  Represents shares of common stock issuable upon the exercise of stock options granted under the 2020 Plan.

(5)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $5.14, which is the weighted-average exercise price for stock options outstanding under the 2020 Plan as of the date of this Registration Statement.

(6)  Represents 731,473 shares of common stock issuable upon the exercise of stock options granted under the 2023 Plan and 15,641,588 shares of common stock reserved for future issuance under the 2023 Plan comprised of (a) 14,538,368 shares of common stock reserved for future issuance under the 2023 Plan, (b) 79,052 shares of common stock previously reserved but unissued under the 2015 Plan, that are now available for issuance under the 2023 Plan and (c) 1,024,168 shares of common stock previously reserved but unissued under the 2020 Plan, that are now available for issuance under the 2023 Plan. To the extent outstanding awards under the 2015 Plan or the 2020 Plan (i) expire, lapse, or are terminated, are converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, are exchanged for cash, surrendered, repurchased, or cancelled, in any case, in a manner that results in the Registrant acquiring the underlying shares at a price not greater than the price paid by the participant or not issuing the underlying shares, (ii) are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation with respect to any award, or (iii) include shares subject to stock appreciation rights that are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, the shares of common stock subject to such awards instead will be available for future issuances as common stock under the 2023 Plan.

(7)  The number of shares reserved for issuance under the 2023 Plan will automatically increase on January 1st of each year, starting on January 1, 2024 and ending in 2033, by a number of shares equal to the lesser of (a) five percent (5%) of the shares of Registrant’s common stock outstanding (on an as-converted basis) on the last day of the immediately preceding year or (b) such smaller number of shares of stock as determined by the Registrant’s board of directors.

(8)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the common stock and the exercise price of outstanding options to purchase common stock, which in each case is equal to $17.00 per share and as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-274229), as amended, that was declared effective on September 14, 2023.

(9)  Represents 1,526,975 shares of common stock reserved for future issuance under the ESPP.

(10)  The number of shares of reserved for issuance under the ESPP will automatically increase on January 1st of each year, starting on January 1, 2024 and continuing through January 1, 2033, by a number of shares equal to the lesser of (a) one percent (1%) of the shares of Registrant’s common stock outstanding (on an as-converted basis) on the last day of the immediately preceding year or (b) such number determined by the Registrant’s board of directors.

(11)  Estimated solely for the purpose of calculating the registration in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the initial public offering price of the common stock of $17.00 per share, as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-274229), as amended, that was declared effective on September 14, 2023, multiplied by 85%, which reflects the discount to the purchase price applicable to purchases under the ESPP.

(12)  The Registrant does not have any fee offsets.